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                                                                       Exhibit 5


                        ROBINSON, BRADSHAW & HINSON, P.A.
                                ATTORNEYS AT LAW

        STEPHEN M. LYNCH               101 NORTH TRYON STREET, SUITE 1900          SOUTH CAROLINA OFFICE
    TELEPHONE (704) 377-8355            CHARLOTTE, NORTH CAROLINA 28246            THE GUARDIAN BUILDING
       FAX (704) 373-3955                 TELEPHONE (704) 377-2536                ONE LAW PLACE, SUITE 600
     INTERNET SLYNCH@RBH.COM                 FAX (704) 378-4000                   POST OFFICE DRAWER 12070
                                                                               ROCK HILL, SOUTH CAROLINA 29731
                                                                                  TELEPHONE (803) 325-2900
                                                                                     FAX (803) 325-2929
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                                 April 23, 1998


Applied Analytical Industries, Inc.
5051 New Centre Drive
Wilmington, North Carolina  28403

Attention:  Albert N. Cavagnaro

Re:       Registration Statement on Form S-8 of Applied Analytical Industries,
          Inc. 1997 Stock Option Plan

Ladies and Gentlemen:

          We have served as counsel to Applied Analytical Industries, Inc. (the
"Company") in connection with the preparation by the Company of a registration statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 486,000 shares of the Company's common stock, $.001 par value per share (the "Shares"), to be issued pursuant to the Company's 1997 Stock Option Plan (the "Plan"), and the related options issued under the Plan.

          We have examined the Restated Certificate of Incorporation filed with the Office of the Secretary of State of the State of Delaware on September 20, 1996 and the Restated By-laws of the Company (collectively, the "Charter and Bylaws"), corporate proceedings relating to the authorization, issuance and sale of the Shares, and such other documents and records as we have deemed necessary in order to enable us to render this opinion.

          Based upon the foregoing, and subject to the conditions set forth below, we are of the opinion that:

           (i) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

          (ii) The Shares, when issued and sold by the Company pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable, and will represent validly authorized and outstanding shares of the common stock of the Company.

          We have assumed that the Company and those officers and employees that may receive options to purchase Shares under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be


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Applied Analytical Industries, Inc.
April 23, 1998
Page 2

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effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

         The opinions expressed herein are contingent upon the Registration
Statement, as amended, becoming effective under the Securities Act of 1933 and the Charter and Bylaws not being further amended prior to the issuance of the Shares.

         We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           ROBINSON, BRADSHAW & HINSON, P.A.

                                           /s/ Stephen M. Lynch

                                           Stephen M. Lynch